CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Strong Fourth Quarter Acquisitions

New York, New York, January 3, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it made $32.9 million of fourth quarter acquisitions which totaled approximately 213,000 rentable square feet, included 22 properties located in 10 states and were made at a weighted average capitalization rate of 9.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCP added, “Our fourth quarter acquisitions enabled us to make our fifth consecutive quarterly dividend increase and raised our total portfolio to $268.6 million.” Mr. Schorsch continued, “We are pleased to be making high quality acquisitions for our portfolio at a weighted average cap rate of 9.0% in line with our investment objectives.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.